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Press Release
For immediate release

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Invesco Mortgage Capital Inc. Reports Fourth
Quarter 2009 Financial Results

Investor Relations Contact: Donald Ramon      404 439 3228
Media Relations Contact: Bill Hensel                  404 479 2886

Atlanta – February 18, 2010 -- Invesco Mortgage Capital Inc. (NYSE: IVR) (the “Company”) today announced results for the fourth quarter ended December 31, 2009.

The Company reported net income of $10.5 million, or $1.02 per share (basic and diluted), for the quarter ended December 31, 2009, compared to $7.2 million, or $0.70 per share, for the quarter ended September 30, 2009.  The Company completed its initial public offering (“IPO”) on July 1, 2009.  The fourth quarter was the first completed quarter to reflect the full deployment of the IPO capital.  The increase from the previous quarter was primarily driven by the $2.0 million gain on sale of securities and a $1.1 million increase in net interest income as a result of the full deployment of the IPO capital.    Net income for the year ended December 31, 2009 was $17.5 million which represented a return on average equity of 16.5%.

The Company declared dividends of $1.05 and $1.66 per share for the fourth quarter of 2009 and the fiscal year respectively.

“Our fourth quarter results demonstrate our ability to acquire and finance a diversified portfolio that we believe will generate attractive returns for our shareholders,” said Richard J. King, Invesco Mortgage Capital Inc. President and Chief Executive Officer.  “During the fourth quarter, we correctly anticipated that Fannie Mae and Freddie Mac would increase their buyouts of delinquent loans.  As a result, we sold a portion of our agency Residential Mortgage-Backed Securities (“RMBS”) and deployed more equity into non-agency RMBS and Commercial Mortgage-Backed Securities (“CMBS”).  We believe our ability to rebalance asset classes is a strength of our investment strategy.”

($ in millions, except per share amounts)
	Q4 ‘09	Q3 ‘09
	(unaudited)
Average Earning Assets (at fair value)	$861.9	$870.9
Average Borrowed Funds	666.2	662.5
Average Equity	216.5	209.0

Interest Income	12.6	11.0
Interest Expense	2.6	2.1
Net Interest Income	10.0	8.9
Operating Expenses	1.6	1.7
Other Income	2.1	-
Net Income	10.5	7.2

Portfolio Yield	6.10%	5.86%
Cost of Funds	1.54%	1.25%
Debt to Equity Ratio	3.0	3.2
Average Return on Equity	19.35%	13.73%
Book Value per Share (Diluted)	$20.39	$20.90
EPS (Basic and Diluted)	$1.02	$0.70
Dividend	$1.05	$0.61

Financial Summary

As of December 31, 2009, the Company’s total portfolio of mortgage-backed securities was $802.6 million consisting of $556.4 million in agency RMBS, $115.3 million in non-agency RMBS, $101.1 million in CMBS and $29.7 million in Collateralized Mortgage Obligations (“CMO”).  In addition, the Company’s investment in the Public Private Investment Fund managed by Invesco Advisers, Inc. totalled $4.1 million.  The Company’s average earning assets declined slightly as the portfolio mix was rebalanced in favor of non-agency RMBS and CMBS.

The average portfolio yield as of December 31, 2009 was 6.10%, a 0.24% increase from September 30, 2009.  This increase was primarily due to the rebalancing of the portfolio during the quarter as the Company acquired more non-agency RMBS and CMBS and sold a portion of its agency RMBS.  The Company rebalanced its portfolio to reduce its exposure to agency RMBS that may experience increased prepayment speeds in the event that buyout volume of such assets increases.

During the quarter, prepayment speeds remained relatively contained due to home equity constraints and heightened underwriting standards, which continue to negate the impact of lower mortgage rates.  The Company’s 15-year agency RMBS portfolio had a 3-month constant prepayment rate (“CPR”) of 15, versus a rate of approximately 22 for bonds with similar characteristics.  The Company’s 30-year agency RMBS portfolio had a 3-month CPR of 23, compared to a rate of approximately 27 for bonds with similar characteristics.  The Company’s agency Hybrid Adjustable Rate Mortgage (“ARM”) portfolio prepaid at a 20 CPR.  The non-agency RMBS portfolio prepaid at a 3-month CPR of 16, as voluntary prepayments remained slightly higher than Company expectations.  For the CMBS portfolio, the Company had no prepayment of principal.  Overall, the weighted average 3-month CPR on the portfolio was 16.

As of December 31, 2009, the Company financed its portfolio with a combination of $546.0 million in borrowings under repurchase agreements secured by agency RMBS and $80.4 million in borrowings under the Federal Reserve’s Term Asset-Backed Securities Lending Facility (“TALF”).  For the quarter, the Company’s average borrowed funds were $666.2 million and the average cost to finance was 1.54%.  Financing costs increased $0.5 million during the fourth quarter due to an increase in average borrowings following the full deployment of the IPO capital.  The interest rate risk of the repurchase agreements was hedged with $375.0 million in interest rate swaps, which represented approximately 69% of the outstanding repurchase agreement balance as of December 31, 2009.

Operating expenses for the fourth quarter totalled $1.6 million, consisting of the external management fee of $0.8 million and other operating expenses of $0.8 million.

The Company’s book value per share as of December 31, 2009 was $20.39 compared to $20.90 as of September 30, 2009.  The decrease primarily consisted of $1.66 per share in dividends declared in the fourth quarter offset by fourth quarter earnings per share of $1.02 and approximately $0.13 per share appreciation in the value of the investment portfolio.

On January 12, 2010, the Company completed the sale of 8,050,000 shares of common stock at $21.25 per share pursuant to a follow-on offering.  The net proceeds from the offering totalled approximately $163.0 million and will be used to purchase additional mortgage assets.

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About Invesco Mortgage Capital Inc.

Invesco Mortgage Capital Inc. is a real estate investment trust that focuses on financing and managing residential and commercial mortgage-backed securities and mortgage loans. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. (NYSE: IVZ), a leading independent global investment management company.  Additional information is available at www.invescomortgagecapital.com.

Earnings Call

Members of the investment community and the general public are invited to listen to the Company’s earnings conference call today, Thursday, February 18, 2010, at 9:00 a.m. ET, by calling one of the following numbers:

US/Canada Toll Free:                               800-269-4378
International:                                           416-359-1275
Passcode:                                                Invesco

An audio replay will be available until 12:00 am ET on March 23, 2010 by calling:
800-633-8284 (North America), enter reservation # 21458814; or
402-977-9140 (International), enter reservation # 21458814.

The presentation slides that will be reviewed during the call will be available on the Company’s website at www.invescomortgagecapital.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release, and comments made in the associated conference call today, may include statements and information that constitute “forward-looking statements” within the meaning of the U.S. securities laws.  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance. In addition, words such as “will,” “expects” and “plans,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. There can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements and urge investors to carefully consider the risks identified under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s
Discussion and Analysis of Financial Condition and Results of Operations” in our prospectus (Commission File No. 333-164003) and quarterly reports on Form 10-Q, which are available on the Securities and Exchange Commission’s website at www.sec.gov.

All written or oral forward-looking statements that we make, or that are attributable to us, are expressly qualified by this cautionary notice.  We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.

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INVESCO MORTGAGE CAPITAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

$ in thousands, except per share data Quarter Ended 2009	December 31	September 30	June 30	March 31
Revenues
Interest income	12,546	10,983	—	—
Interest expense	2,557	2,070	—	—
Net interest income	9,989	8,913	—	—

Other income (loss)
Gain on sale of investments	2,002	—	—	—
Equity in earnings and fair value change in unconsolidated limited partnerships	71	—	—	—
Unrealized loss on interest rate swaps	13	(13)	—	—
Total other income (loss)	2,086	(13)	—	—

Expenses
Management fee – related party	760	753	—	—
General and administrative	150	245	59	45
Insurance	354	354	15	—
Professional Fees	341	375	10	3
Total expenses	1,605	1,727	84	48
Net income (loss)	10,470	7,173	(84)	(48)

Net income (loss) attributable to non-controlling interest	1,447	970	—	—
Net income (loss) attributable to Invesco Mortgage Capital Inc. common shareholders	9,023	6,203	(84)	(48)
Earnings per share:
Net income attributable to Invesco Mortgage Capital Inc. common shareholders (basic/diluted)	1.02	0.70	NM	NM
Dividends declared per common share	1.05	0.61	—	—
Weighted average number of shares of common stock:
Basic	8,887	8,886	NM	NM
Diluted	10,312	10,311	NM	NM

NM = not meaningful

INVESCO MORTGAGE CAPITAL INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

$ in thousands, except per share amounts
ASSETS	December 31, 2009	December 31, 2008
	(Unaudited)
Mortgage-backed securities, at fair value	802,592	—
Cash	24,041	1
Restricted cash	14,432	—
Receivable for unsettled securities	2,737	—
Investments in unconsolidated limited partnerships, at fair value	4,128	—
Accrued interest receivable	3,518	—
Prepaid insurance	681	—
Deferred offering costs	288	978
Other assets	983	—
Total assets	853,400	979

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	545,975	—
TALF financing	80,377	—
Derivative liability, at fair value	3,782	—
Dividends and distributions payable	10,828	—
Accrued interest payable	598	—
Accounts payable and accrued expenses	665	—
Due to affiliate	865	1,000
Total liabilities	643,090	1,000

Invesco Mortgage Capital Inc. Shareholders’ equity:
Preferred Stock: par value $0.01 per share; 50,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common Stock: par value $0.01 per share; 450,000,000 shares authorized, 8,887,212 shares issued and outstanding	89	—
Additional paid in capital	172,385	1
Accumulated other comprehensive income	7,721	—
Retained earnings (accumulated deficit)	320	(22)
Total Invesco Mortgage Capital Inc. shareholders’ equity	180,515	(21)

Non-controlling interest	29,795	—
Total equity (deficit)	210,310	(21)

Total liabilities and shareholders’ equity	853,400	979

Mortgage-Backed Securities

The following table summarizes certain characteristics of the Company’s mortgage-backed securities portfolio as of December 31, 2009:

$ in thousands	Principal Balance	Unamortized Premium (Discount)	Amortized Cost	Unrealized Gain/ (Loss)	Fair Value	Net Weighted Average Coupon (1)	Average Yield (2)
Agency RMBS:
15 year fixed-rate	251,752	9,041	260,793	1,023	261,816	4.82%	3.80%
30 year fixed-rate	149,911	10,164	160,075	990	161,065	6.45%	5.02%
ARM	10,034	223	10,257	(281)	9,976	2.52%	1.99%
Hybrid ARM	117,163	5,767	122,930	597	123,527	5.14%	3.55%
Total Agency	528,860	25,195	554,055	2,329	556,384	5.31%	4.07%

MBS – CMO	27,819	978	28,797	936	29,733	6.34%	4.83%
Non-Agency MBS	186,682	(79,341)	107,341	7,992	115,333	4.11%	17.10%
CMBS	104,512	(4,854)	99,658	1,484	101,142	4.93%	5.97%
Total	847,873	(58,022)	789,851	12,741	802,592	5.03%	6.10%
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(1)           WAC is presented net of servicing and other fees.
(2)           Average yield incorporates future prepayment and loss assumptions